UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) June 25, 2002

BAY VIEW CAPITAL CORPORATION

(Exact name of Registrant as specified in its Charter)

Delaware	001-14879	94-3078031
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1840 Gateway Drive, San Mateo, California	94404
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (650) 312-7200

N/A

(Former name, former address, and former fiscal year, if changed since last report)

TABLE OF CONTENTS

Item 5. Other Events

         On June 25, 2002, Bay View Capital Corporation (the “Company”) and its wholly-owned subsidiary, Bay View Bank (the “Bank”) entered into a settlement agreement with JP Morgan Chase Bank (“JP Morgan Chase”), successor by merger to Morgan Guaranty Trust Company of New York (“Morgan Guaranty”) relating to the pending complaint (the “Complaint”) filed on November 9, 2000, in the U.S. District Court, Southern District of New York, against Bay View Franchise Mortgage Acceptance Company (“BVFMAC”).

         Throughout 1999, the former Franchise Mortgage Acceptance Company (“FMAC”) originated approximately $80.5 million in loans (the “Loans”) to a group of borrowers consisting of Cimm’s Incorporated and its affiliates (“Cimm’s”). Prior to its acquisition by the Company in 1999, FMAC sold approximately $57 million of the Loans to Morgan Guaranty.

         In early 2001, the Company’s Board appointed a new management team that implemented a strategic plan to exit non-core businesses and refocus on its banking operations in Northern California. As part of that strategy, the Company and the Bank sold BVFMAC and signed a specific agreement to indemnify BVFMAC with respect to the Complaint, which was pending at the time of the sale.

         Without admitting the truth of the allegations raised in the claim, the Bank has agreed to pay to JP Morgan Chase consideration consisting of the transfer of non-performing loans held by the Bank along with a cash payment of $1.1 million, in exchange for which JP Morgan Chase has agreed to release all claims against BVFMAC, the Bank and the Company relating to the sale of the Loans.

         The settlement results in the following for the Company: (1) a $13.1 million pre-tax charge to earnings will be recorded in the second quarter; and (2) approximately $12 million of non-performing loans, representing approximately 15% of all non-performing loans on a consolidated basis, will be removed from the Company’s consolidated balance sheet.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BAY VIEW CAPITAL CORPORATION Registrant

DATE: June 26, 2002	BY:	/s/ John W. Rose

John W. Rose Executive Vice President, Chief Financial Officer